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                                                                      EXHIBIT 12

                           BESTFOODS AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


($ Millions)                              FOR THE NINE
                                          MONTHS ENDED                        FOR THE YEARS ENDED DECEMBER 31,
                                         SEPT. 30, 1999         1998           1997           1996           1995         1994
                                         -------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES:                      $  808.2           $  1,021.1      $  704.2      $    880.2      $  654.9      $  446.6
                                         ---------------------------------------------------------------------------------------

Add (subtract):
    Portion of rents representative
         of interest                          25.5                 33.3          32.2            33.4          25.6          24.6
    Interest on bonds, mortgages
         & similar debt                      100.5                125.5         100.9            68.4          52.6          50.1
    Other interest                            50.1                 60.7          72.8           100.0          55.7          33.9
    Interest expense included in
         cost of plant construction           (4.9)                (3.5)         (3.4)           (4.8)         (3.7)         (4.2)
    Income of unconsolidated
         venture                                --                   --            --              --            --           3.9
                                          ---------------------------------------------------------------------------------------
Income as adjusted                        $  979.4           $  1,237.1      $  906.7      $  1,077.2      $  785.1      $  554.9
                                          =======================================================================================

FIXED CHARGES:
    Portion of rents representative
         of interest                      $   25.5           $     33.3      $   32.2      $     33.4      $   25.6      $   24.6
    Interest on bonds, mortgages
         & similar debt                      100.5                125.5         100.9            68.4          52.6          50.1
    Other interest                            50.1                 60.7          72.8           100.0          55.7          33.9
                                          =======================================================================================
                                          $  176.1           $    219.5      $  205.9      $    201.8      $  133.9      $  108.6
                                          =======================================================================================

RATIO OF EARNINGS TO FIXED CHARGES             5.6                  5.6           4.4             5.3           5.9           5.1
                                          =======================================================================================


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